Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2019 RESULTS AND ANNOUNCES CONNECT STRATEGY

JASPER, IN (May 7, 2019) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended March 31, 2019.
Highlights (Performance is based upon year-over-year comparison):

•	Net sales growth of 10%, including an 8% organic growth contribution, driven primarily by continued strength in the healthcare and hospitality verticals

•	Order growth of 16%

•	Operating income margin of 5.1% or 5.8% on an adjusted basis, an increase of 50 basis points, driven by price yield, volume leverage and savings initiatives

•	Adjusted EBITDA of $14.5 million, up 18% and adjusted EBITDA margin of 8.2%, an increase of 60 basis points

•	EPS at $0.22 compared to $0.16

•	Announces Kimball International Connect Strategy and introduces 3-year financial targets

Kimball International CEO Kristie Juster commented, “We are pleased with the earnings growth realized this quarter, driven by increased demand for our new products, continued traction in our healthcare and hospitality verticals and the execution of our $10 million fiscal year 2019 cost reduction plan. We are excited in the developing momentum with the unveiling of our new strategy, called Kimball International Connect, and are confident we have the foundation to deliver on our vision and achieve our 3-year financial targets.”

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2019	March 31, 2018	Percent Change
Net Sales	$177,369	$160,897	10%
Gross Profit	$56,561	$49,964	13%
Gross Profit %	31.9%	31.1%
Selling and Administrative Expenses	$47,508	$41,454	15%
Selling and Administrative Expenses %	26.8%	25.8%
Operating Income	$9,053	$8,510	6%
Operating Income %	5.1%	5.3%
Adjusted Operating Income *	$10,337	$8,502	22%
Adjusted Operating Income %	5.8%	5.3%
Net Income	$7,954	$5,850	36%
Adjusted Net Income *	$8,141	$5,850	39%
Diluted Earnings Per Share	$0.22	$0.16
Return on Invested Capital	27.7%	22.5%
Adjusted EBITDA *	$14,487	$12,275	18%
Adjusted EBITDA %	8.2%	7.6%

* The items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
Prior period financial statements were recast due to the full retrospective adoption of guidance on the recognition of revenue from contracts with customers.

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Consolidated net sales increased 10%, or 8% on an organic basis. Sales increased in five of the six vertical markets, led by a strong 47% increase in healthcare as the Company continues its strategic focus in this marketplace which included aligning resources, building relationships, and introducing new healthcare products. The hospitality vertical grew 12% on increased momentum in both the program business and custom business.

After several quarters of decline, sales in the government vertical increased 9% as a large number of projects shipped this quarter. Sales in the education and commercial verticals also delivered growth.

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Sales of office products introduced in the last three years increased 29% over the prior year third quarter. New product sales approximated 27% of total office sales compared to 22% in the prior period.

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Orders received during the quarter increased 16% from the prior year, including a 2% contribution from our David Edward acquisition in 2018. The hospitality vertical (up 29%) saw particularly strong order growth in custom as well as program. The healthcare vertical (up 27%) booked several large projects during the quarter as demand remains strong. The commercial vertical (up 20%) benefited from new product development in this broad market.

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Gross profit as a percent of net sales increased 80 basis points from the prior year as incremental margins from price increases, savings realized from cost reduction initiatives, and leverage from higher volumes were partially offset by commodity inflation costs. As anticipated, the David Edward acquisition negatively impacted gross profit in the third quarter by 60 basis points, as we are in the process of executing our acquisition integration plan to improve operating efficiency.

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Selling and administrative expenses of $47.5 million increased 15% compared to the prior year due to higher incentive compensation and commission costs related to improved sales and adjusted operating profits, and salaries. The David Edward acquisition added $0.8 million of expense. Expenses also increased $0.6 million related to strategic growth investments, and $0.3 million related to CEO transition costs. Additionally, market value adjustments of $1 million to the Supplemental Employee Retirement Plan (“SERP”) liability was offset with income in the Other Income (Expense) section netting to zero impact on net income.

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The Company benefited from a lower effective tax rate of 24.1% during the quarter compared to 31.2% in the prior year period. The decline was primarily driven by the Tax Cuts and Jobs Act enacted in December 2017.

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Operating cash flow totaled $18.8 million compared to $11.0 million in the prior year, an increase of $7.8 million. The increase was primarily driven by improved working capital performance and higher net income.

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As of March 31, 2019, the Company’s balance in cash, cash equivalents, and short-term investments totaled $91.3 million, up $4.0 million since June 30, 2018. The increase was primarily due to $42.7 million of cash flows from operations, partially offset by capital expenditures of $16.4 million, a $4.9 million cash outflow for the David Edward acquisition, and the return of capital to shareowners in the form of $9.1 million in stock repurchases and $8.5 million in dividends.

‘Kimball International Connect’ Strategy
Kimball International, Inc. is introducing a comprehensive strategy and transformation plan to connect our Purpose, our people, and our brands to drive growth and unlock our true potential. Kimball International Connect enables the power of our people and positions our organization to engage at higher levels of collaboration and interdependence. We believe our vision will successfully position us for the future and result in enhanced shareowner value over the long-term. Our Kimball International Connect Strategy comprises four pillars:

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Inspire Our People: Leveraging our strong legacy of a bold and entrepreneurial spirit, we are cultivating a high-performance, caring culture. We are launching a new Purpose which will be first unveiled to our employees on May 9th and are investing in our training, technology and systems to remain an employer of choice and a great place to work.

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Build Our Capabilities: We are creating center-led functions including Finance, HR, IT, Legal and centralizing Supply Chain leadership to reduce duplication, deliver efficiencies, and drive consistency. In addition, we are building a Center of Excellence in the area of Digital to build best-in-class capabilities and enable faster decision-making. Finally, we are adopting world-class ways of working to ensure common practices and approaches. To achieve our goals, we established a Program Management Office (PMO) to oversee execution.

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Fuel Our Future: With a heightened focus on operational excellence, we are driving lean throughout the organization, removing duplication at the business-level, and infusing capital to accelerate efficiencies. Related to this, we are employing a more metrics-based approach and driving toward a more rigorous operating rhythm. To ensure success, we are developing an incentive plan aligned with achieving our strategic objectives.

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Accelerate Our Growth: We are continuing to advance new product development across the brands, selectively expanding verticals and channels, including healthcare and e-commerce, and driving commercial excellence. We believe by being our customers’ first choice for shaping places that bring collaboration, discovery, wellness and relaxation to life, we will capture greater market share.

To achieve our strategic imperatives, we are focused on both organic and inorganic execution. We will remain disciplined in pursuit of strategic acquisitions that meet our robust financial and strategic criteria, including:

•	Accretive to EPS within the first full year

•	ROIC > WACC within three years

•	Strengthen core by seeking:

◦	Higher growth products that add to our existing platform

◦	New product categories and/or channels to expand our reach

•	Strong organizational culture aligned with Kimball International values
Ms. Juster commented, “Today’s announcement builds on an exciting legacy of strong values, innovation, and core competencies that have served to differentiate Kimball International. I am proud of our organization’s rich history and excited for our future. Through a comprehensive strategic review process, we have identified a clear roadmap to build an even stronger organization and deliver on our vision. To transform our company, it will take our entire organization — our employees, leadership and board — working together and, based on the reaction we have seen thus far, I’m confident our team is up to that task.”
To support this important effort, we recently hired Koorosh Sharghi as Vice President of Strategy and Transformation. Mr. Sharghi is a seasoned industry professional with relevant experience in cross-functions and business transformation and will serve on Kimball International’s Senior Leadership Team.
Introduces Fiscal Year 2020 – 2022 Financial Targets
Kimball International is also announcing long-term targets that align with its strategic imperatives.
Three-year Targets
•Organic sales growth: 4.0% to 7.0% CAGR
•Adjusted EBITDA: 150 to 250 basis points improvement
•Adjusted EPS: 10% to 15% CAGR
Assumptions
▪US GDP growth of ~1.5% to 2.5%
▪Excludes acquisitions
▪Share repurchase to offset stock compensation dilution
“Today marks another significant step in our company’s journey, as we seek to delight our customers, inspire our employees and deliver value to all our shareowners,” added Ms. Juster. “As we execute our plan, guided by our Purpose, I look forward to communicating our progress and celebrating our successes together.”
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales; (2) Adjusted EBITDA; (3) adjusted operating income; and (4) adjusted net income. Adjusted operating income and adjusted net income each exclude CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Organic net sales are defined as net sales excluding acquisition-related sales, and Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that Adjusted EBITDA and other metrics excluding CEO transition expenses and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the impact of changes in tariffs, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2018 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 8, 2019
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Our values and integrity are demonstrated daily by living our Guiding Principles and creating a culture of caring that establishes us as an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the third quarter ended March 31, 2019 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2019		March 31, 2018
Net Sales	$177,369	100.0%	$160,897	100.0%
Cost of Sales	120,808	68.1%	110,933	68.9%
Gross Profit	56,561	31.9%	49,964	31.1%
Selling and Administrative Expenses	47,508	26.8%	41,454	25.8%
Operating Income	9,053	5.1%	8,510	5.3%
Other Income (Expense), net	1,422	0.8%	(2)	0.0%
Income Before Taxes on Income	10,475	5.9%	8,508	5.3%
Provision for Income Taxes	2,521	1.4%	2,658	1.7%
Net Income	$7,954	4.5%	$5,850	3.6%

Earnings Per Share of Common Stock:
Basic	$0.22		$0.16
Diluted	$0.22		$0.16

Average Number of Total Shares Outstanding:
Basic	36,712		37,259
Diluted	36,909		37,539

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2019		March 31, 2018
Net Sales	$572,500	100.0%	$514,871	100.0%
Cost of Sales	385,077	67.3%	343,480	66.7%
Gross Profit	187,423	32.7%	171,391	33.3%
Selling and Administrative Expenses	151,178	26.4%	134,919	26.2%
Operating Income	36,245	6.3%	36,472	7.1%
Other Income, net	1,264	0.3%	910	0.2%
Income Before Taxes on Income	37,509	6.6%	37,382	7.3%
Provision for Income Taxes	9,274	1.7%	13,197	2.6%
Net Income	$28,235	4.9%	$24,185	4.7%

Earnings Per Share of Common Stock:
Basic	$0.77		$0.65
Diluted	$0.76		$0.64

Average Number of Total Shares Outstanding:
Basic	36,871		37,388
Diluted	37,260		37,713

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2019	June 30, 2018
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$49,489	$52,663
Short-term investments	41,821	34,607
Receivables, net	55,722	62,276
Inventories	45,140	39,509
Prepaid expenses and other current assets	12,578	18,523
Assets held for sale	281	281
Property and Equipment, net	89,910	84,487
Goodwill	11,153	8,824
Intangible Assets, net	11,957	12,607
Deferred Tax Assets	9,494	4,916
Other Assets	12,969	12,767
Total Assets	$340,514	$331,460

LIABILITIES AND SHAREOWNERS’ EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	41,377	48,214
Customer deposits	27,624	21,253
Dividends payable	3,075	2,662
Accrued expenses	45,818	50,586
Long-term debt, less current maturities	136	161
Other	15,462	15,537
Shareowners’ Equity	206,997	193,024
Total Liabilities and Shareowners’ Equity	$340,514	$331,460

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2019	2018
Net Cash Flow provided by Operating Activities	$42,680	$26,399
Net Cash Flow used for Investing Activities	(27,186)	(31,224)
Net Cash Flow used for Financing Activities	(18,688)	(18,053)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(3,194)	(22,878)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	53,321	63,088
Cash, Cash Equivalents, and Restricted Cash at End of Period	$50,127	$40,210

Net Sales by End Vertical Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2019	2018	% Change	2019	2018	% Change
Commercial	$50.9	$50.2	1%	$171.1	$151.8	13%
Education	13.5	12.7	6%	66.2	61.8	7%
Finance	16.9	17.8	(5%)	53.2	48.9	9%
Government	19.1	17.6	9%	55.0	68.9	(20%)
Healthcare	28.7	19.5	47%	81.6	63.7	28%
Hospitality	48.3	43.1	12%	145.4	119.8	21%
Total Net Sales	$177.4	$160.9	10%	$572.5	$514.9	11%

Orders Received by End Vertical Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2019	2018	% Change	2019	2018	% Change
Commercial	$58.7	$48.9	20%	$177.8	$153.3	16%
Education	17.6	17.4	1%	58.8	55.3	6%
Finance	17.3	18.1	(4%)	52.7	53.5	(1%)
Government	17.1	17.1	0%	56.3	63.6	(11%)
Healthcare	28.7	22.6	27%	86.2	68.5	26%
Hospitality	44.7	34.6	29%	140.8	114.1	23%
Total Orders Received	$184.1	$158.7	16%	$572.6	$508.3	13%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2019	2018	2019	2018
Interest Income	$492	$258	$1,339	$726
Interest Expense	(40)	(55)	(146)	(160)
Gain (Loss) on Supplemental Employee Retirement Plan Investments	1,032	(8)	306	756
Other Non-Operating Expense	(62)	(197)	(235)	(412)
Other Income (Expense), net	$1,422	$(2)	$1,264	$910

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands)

Organic Net Sales
	Three Months Ended
	March 31,
	2019	2018
Net Sales, as reported	$177,369	$160,897
Less: David Edward acquisition net sales	3,395	0
Organic Net Sales	$173,974	$160,897

Adjusted Operating Income
	Three Months Ended
	March 31,
	2019	2018
Operating Income, as reported	$9,053	$8,510
Add: Pre-tax Expense (Income) Adjustment to SERP Liability	1,032	(8)
Add: Pre-tax CEO Transition Costs	252	0
Adjusted Operating Income	$10,337	$8,502

Adjusted Net Income
	Three Months Ended
	March 31,
	2019	2018
Net Income, as reported	$7,954	$5,850
Pre-tax CEO Transition Costs	252	0
Tax on CEO Transition Costs	(65)	0
Add: After-tax CEO Transition Costs	187	0
Adjusted Net Income	$8,141	$5,850

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	March 31,
	2019	2018
Net Income	$7,954	$5,850
Provision for Income Taxes	2,521	2,658
Income Before Taxes on Income	10,475	8,508
Interest Expense	40	55
Interest Income	(492)	(258)
Depreciation	3,716	3,436
Amortization	496	534
Pre-tax CEO Transition Costs	252	0
Adjusted EBITDA	$14,487	$12,275